Exhibit 10.5
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of June 19, 2019, by and between ARE-SD REGION NO. 44, LLC, a Delaware limited liability company (“Landlord”), and REGULUS THERAPEUTICS INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to certain Lease dated as of February 25, 2019 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 24,562 rentable square feet (“Premises”) in a building located at 10628 Science Center Drive, San Diego, California (the “Building”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Concurrently with this First Amendment, Tenant is entering into a new lease with Landlord pursuant to which Tenant is leasing approximately 8,727 rentable square feet of space in the Building (“New Lease”).
C.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to provide for the acceleration of the Lease Expiration Date in connection with the commencement of the New Lease.
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Term. Notwithstanding anything to the contrary contained in the Lease, the Lease Expiration Date shall occur on the Commencement Date (as defined in the New Lease) of the New Lease (“Termination Date”). Notwithstanding the foregoing, if the New Lease terminates prior to the Commencement Date (as defined in the New Lease) of the New Lease such that the Commencement Date (as defined in the New Lease) of the New Lease never occurs, this First Amendment shall be null and void and of no further force or effect, the Lease Expiration Date shall not be accelerated and the Lease shall continue in full force and effect.

2.
Base Rent/Security Deposit. Tenant shall continue to pay, through the Termination Date, all amounts due and owing under the Lease including, without limitation, Base Rent and Operating Expenses as provided under the Lease. Such amounts shall be prorated for any partial month.

Landlord presently holds a security deposit under the Lease in the amount of $104,000.00 (the “Security Deposit”). Notwithstanding anything to the contrary contained in Section 6 of the Lease, so long as Tenant has timely delivered to Landlord the security deposit required by Tenant to be delivered pursuant to the terms of the New Lease, the Security Deposit (after deducting therefrom all amounts to which Landlord is entitled to the provisions of the Lease, if any) shall be returned to Tenant within 30 days after the Termination Date.

3.
Termination and Surrender. Tenant shall voluntarily surrender the Premises on or before the Termination Date. Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to (i) surrendering the Premises in accordance with the surrender requirements and in the condition required pursuant to the Lease, and (ii) all other matters related to restoring the Premises to the condition required under the Lease. After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Nothing herein shall excuse Tenant from its obligations under the Lease prior to the Termination Date.

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4.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

5.
OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

6.	Miscellaneous.
a.This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This First Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
c.This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.
[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.
TENANT:
REGULUS THERAPEUTICS INC.,
a Delaware corporation

By: /s/ Daniel R. Chevallard
Its: Chief Financial Officer
LANDLORD:
ARE-SD REGION NO. 44, LLC,
a Delaware limited liability company
By:    ALEXANDRIA REAL ESTATE EQUITIES,     L.P.,
a Delaware limited partnership,
managing member
By:    ARE-QRS CORP.,
    a Maryland corporation,
    general partner

By: Gary Dean
Its: Senior Vice President RE Legal Affairs

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